UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    December 29, 2006

Arrow Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

0-12507

22-2448962

(Commission File Number)

(IRS Employer Identification No.)

250 Glen Street, Glens Falls, NY

12801

(Address of Principal Executive Offices)

(Zip Code)

(518) 745-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Commencement of term of new Chief Financial Officer.  On January 1, 2007 Terry R. Goodemote, C.P.A. commenced his service as the chief financial officer of the Registrant and its principal subsidiary, Glens Falls National Bank and Trust Company (the “Bank”), replacing John J. Murphy, who retired after serving for 24 years in such positions.  Mr. Goodemote has been an employee of the Registrant since 1992, and has served as Senior Vice President and Division Head of the Accounting Division of the Bank since October, 2005.  Prior to joining the Registrant, Mr. Goodemote served as an Audit and Accounting Manager for a regional accounting firm located in Glens Falls, New York.  The details of Mr. Goodemote’s compensation arrangement as of January 1, 2007 were disclosed in a Form 8-K filed by the Registrant on December 5, 2006.

Consulting Agreement with former Chief Financial Officer.  On December 29, 2006, the Registrant reached an informal agreement with Mr. Murphy.  Under the agreement, Mr. Murphy’s consultancy will extend for a term of three years, renewable thereafter upon mutual agreement of the parties.  Mr. Murphy will render advice on financial and general corporate matters, as requested.  The minimum time commitment expected from Mr. Murphy under the arrangement is approximately 90 hours on a quarterly basis, to be rendered when needed.  Mr. Murphy’s baseline compensation for his consulting services will consist of cash payments in the amount of $25,000 per year, reimbursement of certain expenses related to his consultancy, and contractual indemnification rights.  To the extent Mr. Murphy’s rendered services exceed the minimum expected from him under the arrangement, his compensation will be adjusted proportionately upward.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Date: January 5, 2007

By: ______

Terry R. Goodemote

Chief Financial Officer